UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 3, 2007

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

•	On March 26, 2007, the Board of Directors of Cypress Semiconductor Corporation (the “Company”) adopted an amendment and restatement of the Company’s 1994 Stock Plan (the “Plan”) to:

•	reduce the number of shares available for issuance from approximately 17.0 million shares to 15.3 million shares;

•

replace the 2,000,000 share limitation on restricted stock and restricted stock unit awards with a provision removing 1.88 shares from the Plan share reserve for every share of restricted stock or restricted stock units issued under the Plan;

•	add stock appreciation rights, with a maximum 8-year term, and a minimum exercise price of 100% of the fair market value of the underlying shares on the grant date as a permissible type of Plan award;

•	reduce the maximum term of stock options from 10 to 8 years;

•	clarify that shares used to satisfy the minimum statutory withholding obligations or to exercise a stock appreciation right are not available for reissuance under the Plan; and

•	increase the minimum exercise price of nonstatutory stock options from 85% to 100% of the fair market value of the underlying shares on the grant date.

The effectiveness of the amendment was subject to stockholder approval. On May 3, 2007, at the Company’s annual stockholder meeting, our stockholders approved the amendment and it became effective on that date.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Cypress Semiconductor Corporation 1994 Stock Plan, as amended and restated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: May 7, 2007	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration